EXHIBIT  P1B

Proxy Voting Policy

SEC Rule 206(4)-6 requires investment advisers to develop and follow policies and procedures relating to their proxy voting responsibility. In most instances, First Allied Asset Management, Inc. (FAAM) is responsible for voting proxies on behalf of clients invested in its strategies. This delegation is made by the client upon signing the investment advisory agreement.

FAAM is responsible for monitoring corporate actions, making voting decisions, and for ensuring that proxies are submitted timely. Proxies will be voted in the best interest of the clients. However, FAAM can consider other factors by agreement with a client or to comply with statutory requirements.

In the event that a proxy proposal raises a material conflict of interest between FAAM’s interests and the clients’, FAAM will obtain the clients’ informed consent to vote the proxy in a specific manner. When seeking client consent, FAAM will provide the clients with sufficient information regarding the matter and the nature of the conflict to enable the clients to make an informed decision. Should a client not respond to such a conflict disclosure request or denies the request, FAAM shall abstain from voting the securities held by that client’s account for the proposal in question.

The following guidelines summarize positions on various issues of concern to clients and give a general indication as to how FAAM will vote shares on each issue. Although many proxy proposals can be voted in accordance with our established guidelines, we recognize that some proposals require special consideration, which may dictate that FAAM make an exception to these guidelines in order to vote in clients’ best interests.

Generally, FAAM will vote  in favor of:

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Election of directors recommended by management, except if there is a proxy fight;

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Election of auditors recommended by management, unless seeking to replace if there exists a dispute over policies;

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Date and place of annual meeting;

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Rotation of annual meeting place;

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Limitation on charitable contributions or fees paid to lawyers;

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Ratification of director’s actions on routine matters since previous annual meeting;

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Confidential voting;

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Limiting directors’ liability.

 Generally, FAAM will vote  against:

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Issues regarding board entrenchment and anti-takeover measures such as the following:

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Proposals to stagger board members’ terms;

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Proposals to limit the ability of shareholders to call special meetings;

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Proposals to require super majority votes;

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Proposals requesting excessive increases in  authorized common or  preferred shares  where management provides no explanation for the use or need of these additional shares;

o

Proposals regarding “fair price” provisions;

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Proposals regarding “poison pill” provisions; and

o

Permitting “green mail.”

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Providing cumulative voting rights; and

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Social issues, unless specific client restrictions supersede.

FAAM will consider the following proposals on a case-by-case basis:

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Pay directors solely in stock;

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Mandatory retirement age for directors;

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Mergers and acquisitions;

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Option and stock grants to management and directors;

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Allowing indemnification of directors and/or officers.

These guidelines are not meant to be all-encompassing.  Should a proxy proposal not be covered by a category above, FAAM will consider the proposal and vote (or abstain) in the clients’ best interests.

There may be times when refraining from voting a proxy is in the clients’ best interest, such as when the cost of voting exceeds the expected benefit to the clients. An example might be in casting a vote on a foreign security that may involve additional costs such as hiring an interpreter.

First Allied Asset Management’s proxy voting policy (as outlined above) is available to the public upon request. In addition, clients can  request  and  obtain information about  how FAAM  voted  proxies for  their  securities by requesting such information directly from FAAM or through their financial advisor (who will forward the request to FAAM).

Records of all proxy votes will be retained for a five-year period, pursuant to Section 204-2 of the Advisers Act. Other documentation pertinent to the proxy voting process, such as proxy voting policies and procedures, copies of issuers’ proxy statements received, research used in making voting decisions, and records of written client requests for proxy voting information, will be maintained for the same period. Should any person request a copy of FAAM’s proxy voting policy, the CCO should be notified. All requests are logged by the CCO, who will deliver Appendix D to fulfill approved requests.